Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

MicroStrategy Incorporated’s subsidiaries as of February 15, 2024 are listed below.

821,393 LLC (Delaware)	MicroStrategy Holdings (Hong Kong) Co. Ltd. (Hong Kong)

MacroStrategy LLC (Delaware)	MicroStrategy Ibérica, S.L.U. (Spain)

Macro1 LLC (Delaware)	MicroStrategy India Private Limited (India)

MicroStrategy Administration Corporation (Delaware)	MicroStrategy International Limited (Bermuda)

MicroStrategy Enterprises, Inc. (Delaware)	MicroStrategy International II Limited (Bermuda)

MicroStrategy GS Corporation (Delaware)	MicroStrategy Israel Ltd. (Israel)

MicroStrategy Management Corporation (Delaware)	MicroStrategy Italy S.r.l. (Italy)

MicroStrategy Services Corporation (Delaware)	MicroStrategy Japan Kabushiki Kaisha (MicroStrategy Japan Inc.) (Japan)

Reporting Technologies, Inc. (Delaware)	MicroStrategy Korea Co., Ltd. (Korea)

SMCR Corp. (Delaware)	MicroStrategy Limited (United Kingdom)

Strategy.com Incorporated (Delaware)	MicroStrategy México, S. de R.L. de C.V. (Mexico)

Strategy Inc. (Delaware)	MicroStrategy Middle East FZ-LLC (UAE – Dubai Free Zone)

Usher Incorporated (Delaware)	MicroStrategy Poland sp. z. o. o. (Poland)

MicroStrategy Austria GmbH (Austria)	MicroStrategy Portugal, Sociedade Unipessoal, Lda. (Portugal)

MicroStrategy Belgium BVBA (Belgium)	MicroStrategy Pty. Ltd. (Australia)

MicroStrategy Benelux B.V. (Netherlands)	MicroStrategy Singapore Pte. Ltd. (Singapore)

MicroStrategy Brasil Ltda. (Brazil)	MicroStrategy South Africa (Proprietary) Limited (South Africa)

MicroStrategy Canada Incorporated (Canada)	MicroStrategy Sweden AB (Sweden)

MicroStrategy China Technology Center Limited (China)	MicroStrategy Switzerland GmbH (Switzerland)

MicroStrategy Denmark ApS (Denmark)	MicroStrategy Yazilim Hizmetleri Ve Ürünleri Limited Şirketi (Turkey)

MicroStrategy Deutschland GmbH (Germany)	Strategy.com International Limited (Bermuda)

MicroStrategy France SARL (France)